Exhibit 10.2

DEVELOPMENT AND LICENSE AGREEMENT

between

TEVA PHARMACEUTICALS USA, INC.

1090 Horsham Road, North Wales, PA 19454

(“Teva”)

and

BIOSANTE PHARMACEUTICALS, INC.

111 Barclay Boulevard, Lincolnshire, IL 60069

(“BioSante”)

WHEREAS, BioSante is engaged in the development of pharmaceutical products and has in development the pharmaceutical product listed in Annex A hereto (the “Product” as defined further below);

WHEREAS, Teva, together with its Affiliates (as defined below), is engaged in the development, manufacture, sale, marketing and distribution of pharmaceutical products;

WHEREAS, BioSante desires to grant to Teva an exclusive license to the Product Know-How (as defined below) so that Teva may register, obtain Approval for, manufacture, market, sell and distribute the Product in the United States, all in accordance with and subject to the conditions set forth in this Agreement;

NOW THEREFORE, intending to be legally bound hereby and in consideration of the mutual representations, warranties and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS HEREBY AGREED BY THE PARTIES AS FOLLOWS:

1.                                      INTERPRETATION AND DEFINITIONS

1.1                               The preamble to this Agreement forms an integral part hereof.

1.2                               Section headings in this Agreement are intended solely for convenience of reference and should be given no effect in the interpretation of this Agreement.

1.3                               All annexes to this Agreement, signed by both Parties, whether attached at the time of signature hereof or at any time thereafter, should be construed as an integral part of this Agreement.

1.4                               For the purposes of this Agreement, the following words and phrases shall bear the respective meanings assigned to them below (and cognate expressions shall bear corresponding meanings):

1.4.1                     “Affiliates” — shall mean with respect to either Party, any Person that is controlled by, controls, or is under common control with that Party. For this purpose, “control” of a corporation or other business entity shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of such corporation or other business entity.

1.4.2                     “ANDA” — shall mean an Abbreviated New Drug Application filed with the FDA pursuant to its rules and regulations.

1.4.3                     “Applicable Law” — shall mean the applicable laws, rules, regulations, guidelines and requirements related to the development, registration, manufacture, importation and Marketing of the Product in the Territory.

1.4.4                     “Approval(s)” — shall mean any and all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the Marketing of the Product and reimbursement, if applicable, in the Territory.

1.4.5                     “Calendar Quarter” — shall mean a three (3) consecutive month period ending on March 31, June 30, September 30 or December 31.

1.4.6                     “Competing Product” — shall mean any finished pharmaceutical product for sale in the prescription drug marketplace that contains the same active ingredient in the same dosage form and strength as the Product.

1.4.7                     “Confidential Information” — shall mean all information, data and/or know-how disclosed by either Party and/or its Affiliates to the other Party and/or its Affiliates in writing (or if disclosed orally, visually and/or in another non-written form, identified as confidential at the time of disclosure, and summarized in reasonable detail in writing as to its general content within thirty (30) days after original disclosure) concerning the Product or concerning the technology, marketing strategies or business of the disclosing Party (whether disclosed prior to or subsequent to the Effective Date). Confidential Information shall not include information, data or know-how that the receiving Party can show:

(a)                                 was in the public domain at the time of the disclosure by the disclosing Party, or thereafter becomes part of the public domain without any fault of the receiving Party;

(b)                                 rightfully was in its possession prior to the disclosure by the disclosing Party;

(c)                                  was lawfully obtained from a third party, who had the right to make such disclosures as evidenced by written records; or

(d)                                 was developed by it independently of such disclosure as evidenced by written records.

1.4.8                     “Effective Date” — shall mean the date on which this Agreement is signed by the latter of the Parties to sign this Agreement.

1.4.9                     “FDA” — shall mean the United States Food and Drug Administration and all agencies under its direct control or any successor organization.

1.4.10              “Force Majeure Events” — shall have the meaning set forth in Section 16.

1.4.11              “Launch Date” — shall mean the date on which Teva makes its first commercial sale of the Product to an unrelated third party in an arms-length transaction in the Territory.

1.4.12              “Market” — shall mean to promote, distribute, market, advertise and/or sell.

1.4.13              “Marketing Term” — shall mean a period of ten (10) years from the Launch Date of the Product in the Territory, unless terminated prior to such date as expressly provided for in this Agreement.

1.4.14              “Net Sales” — shall mean the gross amount invoiced for the Product by Teva or Teva’s Affiliates sold on an arms-length basis in the Territory, less the sum of: (a) trade, quantity and/or cash discounts, allowances, rebates, retroactive price adjustments, free goods, bad debts, cash incentive payments (e.g. slotting allowance), and chargebacks; (b) credits or refunds for rejected, outdated or returned Product; (c) any tax, duty or other government charge upon or related to the sale, delivery or use of that Product; (d) cost of short dated Product, which is destroyed by Teva or its Affiliates; and (e) other specifically identifiable amounts included in the Product’s gross sales that will have been or ultimately will be credited and are substantially similar to those listed above; in each case determined in accordance with U.S. GAAP.

1.4.15              “Party”, “Parties” — shall mean Teva and/or BioSante, as applicable.

1.4.16              “Person” — shall mean any individual, partnership, association, corporation, limited liability company, trust, or other legal person or entity.

1.4.17              “Product” — shall mean the finished pharmaceutical product listed in Annex A developed by BioSante.

1.4.18              “Product Know-How” — shall mean the Regulatory Documentation, Technical Package and any and all other proprietary methods, devices, technology, trade secrets, inventions, patent applications, patents, compositions, designs, formulae, know-how, show-how, technical and training manuals and documentation and other information, including processes and analytical methodologies used in development, testing, analysis and manufacture, and medical, clinical testing as well as other scientific testing, related to or used in connection with the Product or any ingredient thereof, and/or the formulation, development, registration, manufacture, use or sale thereof, in BioSante’s (or its Affiliates’) possession or under its control whether now known or hereafter developed or otherwise acquired, directly or indirectly.

1.4.19              “Regulatory Authority” — shall mean any and all governmental bodies, organizations and agencies whose approval is necessary to develop, manufacture, import, use, and/or Market the Product in the Territory.

1.4.20              “Regulatory Documentation” — shall mean all submissions to Regulatory Authorities, including clinical studies, tests, and biostudies relating to the Product, including, without limitation, all ANDAs, 505(b)(2) applications, and DMFs, as well as all correspondence with Regulatory Authorities (registration and licenses, regulatory drug lists, advertising and promotion documents), adverse event files, complaint files, manufacturing records and inspection reports.

1.4.21              “Regulatory Expenses” — shall mean all reasonable out-of-pocket direct costs and expenses in connection with preparing, submitting, obtaining and maintaining Approvals of the Product.

1.4.22              “Royalties” — shall mean an amount equal to seven and one half percent (7.5%) of Net Sales; provided, however, that during the period of time that Teva is the sole marketer of a generic 1% testosterone gel AB-rated to AndroGel® in the Territory such amount shall be equal to ten percent (10%) of Net Sales.

1.4.23              “Technical Package” — shall have the meaning set forth in Section 2.4.

1.4.24              “Term” — shall mean the duration of this Agreement starting on the Effective Date and continuing until the end of the Marketing Term, unless terminated prior to such date pursuant to Section 12.

1.4.25              “Territory” — shall mean the U.S.

1.4.26              “U.S.” — shall mean the United States of America and its territories, districts and possessions.

1.4.27              “U.S. GAAP” — shall mean generally accepted accounting principles in the U.S., consistently applied.

2.                                      GRANT OF RIGHTS

2.1                               BioSante, for itself and its Affiliates, grants to Teva and its Affiliates in accordance with the terms and conditions of this Agreement, the exclusive right (even as to BioSante and its Affiliates), under all of the existing or future Product Know-How owned or controlled by BioSante or its Affiliates, to register, make or have made, develop, import/export or have imported/exported, use or have used, Market, offer for sale or have sold, and otherwise exploit the Product on a sole and exclusive basis (even as to BioSante and its Affiliates) in or for the Territory.

2.2                               Neither BioSante nor its Affiliates shall, directly or indirectly, during the Term, Market the Product or cause or permit the Product to be Marketed in or for the Territory, except as otherwise may be specifically permitted by the terms of this Agreement.

2.3                               BioSante and its Affiliates shall not, directly or indirectly, during the Term, disclose to any third party any Product Know-How, if such third party may or has the ability to use such Product Know-How to directly or indirectly Market a Competing Product in or for the Territory.

2.4                               BioSante shall provide to Teva by no later than the Effective Date (a) all Regulatory Documentation in BioSante’s (or its Affiliates’) possession or under its control; and (b) all technical information, data and know-how in BioSante’s (or its Affiliates’) possession or under its control with respect to the Product, including, without limitation, any and all raw material, work in process and samples related to the Product, useful or necessary for Teva or its nominee to continue the development of the Product and to set up a facility for the commercial manufacture of the Product (the “Technical Package”). BioSante shall promptly forward to Teva any such Regulatory Documentation and/or Technical Package materials that should later become available to BioSante during the Term of this Agreement.

2.5                               Teva shall have the right to subcontract, in whole or in part, the manufacturing of the Product to a third party.

3.                                      REGULATORY APPROVAL

3.1                               Teva shall prepare the necessary Approval applications for the Product to obtain Approval of the Product in the Territory from the applicable Regulatory Authorities.

3.2                               Teva shall use its commercially reasonable efforts customarily employed by Teva with respect to other generic drug products to conduct all tests and studies reasonably required to enable Teva to apply for, obtain and maintain Approval for the Product in the Territory.

3.3                               Teva shall be responsible for all communications with the Regulatory Authorities relating to the Approval for the Product in the Territory. Teva shall provide to

BioSante copies of all Regulatory Documentation submitted to the Regulatory Authorities with respect to obtaining Approval for the Product.

3.4                               Upon the request of BioSante, Teva shall provide BioSante with periodic updates (no more often than once per Calendar Quarter) concerning the development of the Product.

3.5                               The Approval applications shall be filed in Teva’s name and Teva shall be the sole and exclusive owner of such Approval applications and all Regulatory Documentation in connection therewith.

3.6                               BioSante shall grant Teva reasonable and unrestricted access, without any charges, costs or expense, to any and all relevant documentation, data, information, tests, studies or know-how related to the Product, in its possession or under its control, and provide free of charge any and all assistance that Teva may reasonably request in order for Teva to obtain Approval for the Product in the Territory, and as necessary in connection with the manufacture and Marketing of the Product in or for the Territory.

3.7                               Teva or its Affiliates shall be responsible for filing the Product, and thereafter processing such filing, with appropriate federal, state or private formularies in the Territory.

3.8                               Each Party shall perform, or cause to be performed, its activities in furtherance of the provisions of this Section 3 in a good scientific manner, in compliance in all material respects with all requirements of Applicable Law, and in an efficient and expeditious manner.

3.9                               Teva agrees that it will use its commercially reasonable efforts customarily used by Teva with respect to other generic drug products to Market the Product in the Territory.

3.10                        Teva has the sole and exclusive right to determine all terms and conditions for the sale of the Product in the Territory, including the determination of timing of launch of the Product in the Territory, which timing of launch shall be consistent with that customarily used by Teva for other generic products.

3.11                        Subject to pre-approval by Teva, Teva shall bear all Regulatory Expenses incurred by BioSante after July 1, 2002. Payments with respect to Regulatory Expenses shall be made by Teva within thirty (30) days following the end of each month and upon receipt of an invoice and all supporting documentation from BioSante.

3.12                        Upon the request of BioSante, the Parties will discuss in good faith how Teva may provide assistance to BioSante in manufacturing the Product for sale outside the Territory.

4.                                      TRADE MARK(S)

Teva and its Affiliates shall have the right, in their respective sole discretion and at their expense, to select and to register any of their trademarks, as they wish to employ in connection with the Marketing of the Product in the Territory and to Market Product using such trademarks. Teva or its Affiliates shall own all right, title and interest in and to all such trademarks, and BioSante hereby agrees it shall have no right, title or interest in same.

5.                                      ROYALTIES

5.1                               Commencing on the Launch Date for the Product in the Territory, Teva shall pay to BioSante the Royalties as set forth in Section 5.2 below.

5.2                               No later than thirty (30) days after the end of each Calendar Quarter, Teva shall report to BioSante the Net Sales for the Product sold by Teva and/or its Affiliates in the Territory and the Royalties due to BioSante for such period. The payment of Royalties by Teva to BioSante shall be made within thirty (30) days after the end of each Calendar Quarter.

6.                                      AUDITS

6.1                               Teva and its Affiliates shall permit an independent certified public accounting firm selected by BioSante, and reasonably acceptable to Teva, to have access, during normal business hours and upon reasonable prior notice (not more often than once in any calendar year), to those books and records maintained by Teva necessary for BioSante to verify the accuracy of Teva’s calculation of any Net Sales and Royalties hereunder for any period ending not more than two (2) years prior to the date of such request. All such information shall be retained on a confidential basis by the accounting firm, and such accounting firm’s use of such information shall be limited to the aforementioned verification.

6.2                               BioSante and its Affiliates shall permit an independent certified public accounting firm selected by Teva, and reasonably acceptable to BioSante, to have access, during normal business hours and upon reasonable prior notice (not more often than once in any calendar year), to those books and records maintained by BioSante necessary for Teva to verify the accuracy of BioSante’s calculation of any Regulatory Expenses hereunder for any period ending not more than two (2) years prior to the date of such request. All such information shall be retained on a confidential basis by the accounting firm, and such accounting firm’s use of such information shall be limited to the aforementioned verification.

6.3                               Teva shall calculate and record Net Sales and Royalties in accordance with U.S. GAAP, and shall maintain all books and records related thereto in accordance with standard cost accounting policies and practices, in accordance with U.S. GAAP for the Term plus an additional three (3) years thereafter.

6.4                               Each Party shall promptly supply the other Party with a copy of any notices or reports received from any Regulatory Authority related to an audit or other investigation by the Regulatory Authority with respect to the Product. Each Party shall use its commercially reasonable best efforts to provide such Regulatory Authority with a prompt, accurate and complete response to any deficiencies noted, and to promptly address, and if necessary correct, any and all such deficiencies to the satisfaction of the Regulatory Authority.

7.                                      MILESTONE PAYMENTS

In partial consideration of the rights granted herein and subject to the terms and conditions set forth in this Agreement, Teva shall be obligated to BioSante for the following milestone payments:

(a)                                 One Million Five Hundred Thousand U.S. Dollars (U.S. $1,500,000) upon the Effective Date;

(b)                                 One Million U.S. Dollars (U.S. $1,000,000) within thirty (30) days following acceptance by the FDA of the ANDA for the Product;

(c)                                  One Million U.S. Dollars (U.S. $1,000,000) within thirty (30) days following final Approval by the FDA for the Product; and

(d)                                 provided that Teva is the sole marketer in the Territory of a generic 1% testosterone gel AB-rated to AndroGel® for at least one hundred and eighty (180) days immediately following the Launch Date in the Territory, then, in such event, Teva shall pay to BioSante, within thirty (30) days following such one hundred and eighty (180) day period, an amount equal to Four Million U.S. Dollars (U.S. $4,000,000).

8.                                      ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF BIOSANTE

8.1                               BioSante hereby represents and/or warrants and/or undertakes to Teva that:

8.1.1                     it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

8.1.2                     neither the execution and delivery of this Agreement by BioSante nor its performance hereunder conflicts with or results in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective properties or assets may be bound, or to its best knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its Affiliates or any of their respective properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have a material adverse effect on its business or financial condition;

8.1.3                     this Agreement is a legal, valid and binding agreement of BioSante enforceable in accordance with its terms;

8.1.4                     neither it nor any of its Affiliates have or will, directly or indirectly, enter into any contract or any other transaction with any third party or Affiliate that conflicts or derogates from its undertakings hereunder;

8.1.5                     neither the Product nor the process for making the Product violates, infringes, or otherwise conflicts or interferes with the intellectual property rights of any third party in the Territory;

8.1.6                     BioSante has furnished Teva with a complete copy of the Regulatory Documentation and Technical Package for the Product, and BioSante is and was, at all times prior to the Effective Date, the lawful holder of all rights under the Product Know-How; and

8.1.7                     BioSante has the right, power and authority to grant the rights to Teva hereunder.

9.                                      ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF TEVA

9.1                               Teva hereby represents and/or warrants and/or undertakes to BioSante that:

9.1.1                     it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

9.1.2                     neither the execution and delivery of this Agreement by Teva nor its performance hereunder conflicts with or results in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or to its best knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have a material adverse effect on its business or financial condition;

9.1.3                     this Agreement is a legal, valid and binding agreement of Teva, enforceable in accordance with its terms; and

9.1.4                     it has not and will not, directly or indirectly, enter into any contract or any other transaction with any third party or Affiliate that conflicts or derogates from its undertakings hereunder.

10.                               INDEMNIFICATIONS AND LIABILITY

10.1                        BioSante shall indemnify, defend and hold Teva, its Affiliates, and their respective officers, directors, employees, and representatives harmless from and against any and all losses, liabilities, damages, costs and expenses, including reasonable attorney’s fees and disbursements, (collectively, “Damages”) in connection with any and all suits, investigations, claims or demands by third parties resulting from or arising out of: (a) any breach or alleged breach by BioSante (or its Affiliates) of any representation, warranty, undertaking or covenant in this Agreement ; or (b) any negligence or willful misconduct by BioSante (or its Affiliates).

10.2                        Teva shall indemnify, defend and hold BioSante, its Affiliates, and their respective officers, directors, employees, and representatives harmless from and against any and all Damages as defined above in connection with any and all suits, investigations, claims or demands by third parties resulting from or arising out of: (a) any breach or alleged breach by Teva (or its Affiliates) of any representation, warranty, undertaking or covenant in this Agreement; (b) any negligence or willful misconduct by Teva (or its Affiliates); or (c) any claims of strict product liability, whether based on allegations of design defect or unreasonable dangerousness, if allegedly arising out of Teva’s or its designees’ actions related to the Product, including but not limited to the manufacturing or Marketing of the Product.

10.3                        In the event that in determining the respective obligation of indemnification under this Section 10, it is found that the fault of BioSante, Teva or their respective Affiliates, contributes to any Damages relating to the Product supplied and/or distributed or sold hereunder, then each of BioSante and Teva shall be responsible for that portion of the Damages to which its fault contributed.

10.4                        As soon as a Party becomes aware of the possibility of a claim involving indemnification under this Section 10, the indemnified Party shall give the indemnifying Party prompt written notice in writing and shall permit the indemnifying Party to have control over the defense of such claim or suit. The indemnified Party agrees to provide all reasonable information and assistance to the indemnifying Party in such defense. No such claims shall be settled other than by the Party defending the same, and then only with the consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that the indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the indemnified Party any liability or obligation which cannot be assumed and performed in full by the indemnifying Party.

10.5                        Except in the event of and to the extent of Damages awarded to a third party in connection with the indemnification provisions set forth in Sections 10.1 and 10.2, above, neither Teva nor BioSante shall be liable to the other for special, indirect, incidental or consequential damages, whether in contract, warranty, negligence, tort, strict liability or otherwise.

11.                               CONFIDENTIALITY

11.1                        Each of the Parties agrees that: (a) it will not disclose any Confidential Information of the other to any third party at any time during the Term without the prior written consent of the disclosing Party; (b) it will not make use of any Confidential Information of the other Party for any purpose other than for the purposes set forth in, or in furtherance of the transactions contemplated by this Agreement; and/or (c) it will use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such Confidential Information including requiring its employees, consultants or agents to enter into confidentiality agreements that require them to maintain Confidential Information in confidence to the same degree as its own confidential information.

11.2                        Notwithstanding the foregoing, either Party may upon reasonable prior written notice to the other Party disclose Confidential Information as required by law or court order, except that upon receipt of any such request or requirement of law or court order, each Party agrees to promptly notify the other in order to give the other a reasonable opportunity to seek a protective order in the appropriate forum.

11.3                        All Confidential Information in any form must be returned to the Party who disclosed the Confidential Information within thirty (30) days of the termination or expiration of this Agreement, save for the retention of one (1) copy of the Confidential Information by the receiving Party as a record of the receiving Party’s ongoing confidentiality obligations under this Agreement.

11.4                        Each of the Parties agrees that all Confidential Information that it receives from the other Party and/or its Affiliates in connection with the Product is the sole property of the disclosing Party and shall be used by it only in accordance with the terms and provisions of this Agreement.

11.5                        This Section 11 shall be in effect during the Term and for a period of five (5) years following the termination or expiration thereof.

11.6                        The Parties acknowledge that it is their intention to limit the disclosure of Confidential Information hereunder to the Product and matters directly related thereto.

12.                               TERM AND TERMINATION

12.1                        Upon expiration of the Term, BioSante shall grant to Teva and its Affiliates a perpetual, fully paid, royalty free, exclusive license to manufacture and Market the Product in or for the Territory and to use any Product Know-How existing as of the date of such expiration necessary to enable Teva and/or its Affiliates to manufacture and/or Market the Product in or for the Territory.

12.2                        This Agreement may be terminated by either Party by written notice provided to the other Party at any time during the Term if the other Party (the “Breaching Party”) is in material breach or default of any of its obligations hereunder

(including, without limitation, any payment obligations) or any of its representations or warranties hereunder were untrue in a material respect when made, as follows: (i) the terminating Party shall send written notice of the material breach or material default to the Breaching Party, and (ii) the termination shall become effective sixty (60) days after written notice thereof was provided to the Breaching Party, unless the Breaching Party has cured any such material breach or default prior to the expiration of the sixty (60) day period or if such material breach or material default is not capable of being cured within such sixty (60) day period, and the Breaching Party has commenced activities reasonably expected to cure such material breach or material default within such sixty (60) day period and thereafter uses diligent efforts to complete the cure as soon as practicable, but in no event shall such period exceed ninety (90) days.

12.3                        Subject to the provisions of Section 13.3 hereof, BioSante may terminate this Agreement effective upon issuance of written notice if, at any time, Teva files a petition in bankruptcy, or enters into an arrangement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent.

13.                               CONSEQUENCES OF TERMINATION

13.1                        Termination of this Agreement for whatever reason shall not affect the liabilities or obligations of the Parties hereunder in respect of matters accrued at the time of such termination, and shall be without prejudice to any other right or remedies available at law or in equity.

13.2                        In the event of early termination of this Agreement by BioSante pursuant to Section 12.2 and without derogating from any other rights or remedies available to BioSante, all rights, Approvals and data shall be promptly returned to BioSante without charge, and Teva agrees to execute without delay all documentation necessary to effectuate this purpose.

13.3                        All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Teva, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights (including, without limitation, any right to enforce any exclusivity provision of this Agreement (including any embodiment of such “intellectual property”)), remedies and elections under the Bankruptcy Code. To the fullest extent permitted by Applicable Law, the Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against BioSante under the Bankruptcy Code, Teva shall be entitled to all applicable rights under Section 365 of the Bankruptcy Code, including but not limited to, a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefore by Teva, and such, if not already in its possession, shall be promptly delivered to Teva.

14.                               INDEPENDENT CONTRACTORS

The status of the Parties under this Agreement shall be that of independent contractors. Nothing is this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties hereto. No Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

15.                               SUCCESSORS AND ASSIGNS

The terms and provisions hereof shall inure to the benefit of, and be binding upon, Teva, BioSante and their respective successors and permitted assigns. Neither Party shall assign this Agreement or any part of it to any third party without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that either party may, without obtaining the consent of the other Party but upon written notice to the other Party, assign this Agreement or delegate any of its rights or obligations hereunder to any of its Affiliates.

16.                               FORCE MAJEURE

16.1                        Neither Party shall be liable for non-performance or delay in the fulfillment of its obligations when any such non-performance or delay shall be occasioned by any unforeseeable cause beyond the reasonable control of Teva or BioSante, as the case may be, including without limitation, acts of God, fire, flood, earthquakes, explosions, sabotage, strikes, or labor disturbances (regardless of the reasonableness of the demands of the labor force), civil commotion, riots, military invasions, wars, failure of utilities, failure of carriers, or any acts, restraints, requisitions, regulations, or directives issued by a competent government authority not engendered by any act or omission of the Party (“Force Majeure Events”).

16.2                        In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, such Party shall notify the other forthwith, and shall nevertheless make every endeavor, in the utmost good faith, to discharge its said obligations, even if in a partial or compromised manner.

17.                               CURRENCY

All payments under this Agreement shall be made in U.S. Dollars and, as applicable, the calculation of exchange rates shall be based upon the average over a twenty (20) business day period preceding the date that payment is due of the applicable rate of exchange as published in the Wall Street Journal.

18.                               PUBLICITY AND DISCLOSURE OF AGREEMENT

Concurrently with the execution of this Agreement, the Parties shall agree in good faith on a form of press release that BioSante may release.  The Parties agree that no future press releases or other public announcements concerning the transactions contemplated hereby shall be issued without the advance written consent of the other Party, which consent shall not be unreasonably withheld, to the extent such release or announcement includes statements concerning terms of this Agreement and/or explicitly includes the Product or either Parties’ name(s), except to the extent such release or announcement may be required by Applicable Law.  For releases or announcements required by law, the Party making the release or announcement shall, before making any such release or announcement, afford the other Party a reasonable opportunity to review and comment.  Any copy of this Agreement to be filed with the Securities and Exchange Commission or any other Regulatory Authority shall be redacted to the fullest extent permitted by Applicable Law and to the reasonable satisfaction of both Parties; provided, however, in the event that the Securities and Exchange Commission or Regulatory Authority, as applicable, objects to the redaction of any portion of the Agreement after the initial submission, the filing Party shall inform the other Party of the objections and shall in good faith respond to the objections in an effort to limit the disclosure required by the Securities and Exchange Commission or Regulatory Authority, as applicable.

19.                               SEVERABILITY

Should any part or provision of this Agreement be held unenforceable or in conflict with Applicable Law, the invalid or unenforceable part or provision shall, provided that it does not go to the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties hereto.

20.                               ENTIRE AGREEMENT

This Agreement (including its Annexes) constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements, arrangements, dealings or writings between the Parties.  This Agreement may not be amended or modified except in writing executed by the duly authorized representatives of both Parties.

21.                               WAIVER

No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

22.                               GOVERNING LAW

This Agreement shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.  To the extent that it may otherwise be applicable, the Parties hereby expressly agree to exclude from the operation of this Agreement the United Nations Convention on Contracts for the International

Sale of Goods, concluded at Vienna, on 11 April 1980, as amended and as may be amended further from time to time.

23.                               NOTICES

Notices provided for under this Agreement shall be given in writing, in English, by facsimile; by first-class mail, federal express or similar service to the mailing address or facsimile numbers set out below:

If to Teva	TEVA PHARMACEUTICALS USA, INC.
1090 Horsham Road
North Wales, PA 19454
Attention: President
	Telephone:	215-591-3000
	Facsimile:	215-591-8846

With a copy to:	TEVA NORTH AMERICA
1090 Horsham Road
North Wales, Pennsylvania 19454
	Attention:	Vice President and General Counsel
Teva North America
	Telephone:	(215) 591-3000
	Facsimile:	(215) 591-8813

If to BioSante	BIOSANTE PHARMACEUTICALS, INC.
Stephen Simes
111 Barclay Boulevard
Lincolnshire, IL 60069
	Telephone:	847 478-0500, ext 100
	Facsimile:	847 478-9260

With a copy to:	GARY I. LEVENSTEIN
Ungaretti & Harris
3500 Three First National Plaza
Chicago, Illinois 60602-4283
	Telephone:	312 977-4400
	Facsimile:	312 977-4405

or to such other addresses or facsimile numbers as a Party shall designate by notice, similarly given, to the other Party. Notices shall be deemed to have been sufficiently given and served the day transmitted by facsimile (with confirmed transmission) or a date five (5) business days after the date of express mail or by mail courier.

24.                               RESOLUTION OF DISAGREEMENTS

If disagreements should arise under this Agreement, both BioSante and Teva agree to make good faith efforts to resolve the disagreements by discussion and negotiation. Any disagreements in connection with this Agreement or a Party’s alleged breach of this Agreement that either Party believes has not been satisfactorily resolved through discussion and negotiation shall be resolved upon the written notice of either Party to the other requesting final and binding arbitration. If initially requested by Teva, the arbitration shall be held in Chicago, Illinois. If initially requested by BioSante, the arbitration shall be held in a location of Teva’s selection within the Commonwealth of Pennsylvania. Such arbitration shall be before three (3) arbitrators, where each Party shall select one (1) arbitrator and the two (2) selected shall choose the third, and conducted under the Commercial Arbitration Rules of the American Arbitration Association. The prevailing Party in any such arbitration shall be entitled to recover only reasonable out-of-pocket costs of the arbitration (not attorney’s fees) in addition to any award determined by the arbitrators. Any award rendered in such arbitration may be entered and enforced by either Party in any court having jurisdiction.

25.                               STEERING COMMITTEE

The Parties agree that a Steering Committee, comprised of two (2) representatives of each Party, shall be formed within thirty (30) days of the Effective Date and shall work cooperatively, and meet from time to time as it shall deem desirable, with the goals of effectuating smooth and prompt implementation of the Parties’ obligations under this Agreement and avoidance and resolution of disagreements between the Parties; and to provide updates of information as provided for in this Agreement.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement and Annexes as of the date below.

TEVA PHARMACEUTICALS USA, INC.		BIOSANTE PHARMACEUTICALS, INC.

Signature:	/s/ George S. Barrett	Signature:	/s/ Stephen M. Simes

Name:	George S. Barrett	Name:	Stephen M. Simes

Title:	President & CEO	Title:	President & CEO

Date:	December 23, 2002	Date:	12/27/02

ANNEX A

The Product

1% testosterone gel AB-rated to AndroGel®